Contract No. 3260402009610000000

MAXIMUM AMOUNT LOAN AGREEMENT

Bank of Communications
Printed in Sep. 2007

Contract No. 3260402009610000000

Maximum amount Loan agreement

Important notice

Please be advised to read carefully of this agreement, especially for the Clause that marked as **. Should the borrower have any question, please contact with lender for more information as soon as possible.

Borrower:                                 Dongying (Jiangsu) Pharmaceutical Co., Ltd.
Legal representative:	Huang Lequn
Legal Address:	8 Zhong Tian Road, Nantong Economical Development Zone
Mailing address:	as above.

Lender:	Bank of Communications Nantong branch
Major Manager:	Zhu Weiping
Mailing Address:	27 Renmin Zhong Road, Nantong.

The Borrower and Lender, after reaching an agreement through negotiations, hereby enter into this contract pursuant to Borrower's application to Lender for bank loan.

Article 1. Quota

1.1 “quota” means the maximum amount of loan the lender can release to the borrower in accordance with the contract. “Remaining loan” means the net loan principle obtained by the borrower which is still outstanding. “Remaining quota” means the “quota” deduct the “remaining loan”. “Credit term” means the time that the lender releases loan to the borrower, it’s the term during which the lender will release the loan, not the term during which the borrower will use the loan. The loan term shall be confirmed by both parties.

1.2. Type of currency: RMB;         Amount: Five million

1.3. The Loan under this agreement shall be solely for current capital use only and type of quota is revolving quota.

1.4 In case there are multi currencies listed in the Clause above, each currency shall not exceed its quota.

1.5. Loan term: from January 19, 2009 to January 19, 2010

1.6 under this contract, the quota is revolving quota. The borrower can apply the loan in multi times in accordance with the contract. However, the remaining loan shall not exceed the quota.

Article 2. Using the Quota

2.1 When the borrower needs to use the quota, the borrower has to apply from the lender 5 working day’s advance. The borrower needs to fill the “Quota Utilization Application” form. After the lender approval the application, the borrower can start using it.

2.2 The using of the quota has to meet all the conditions below:

(1)	the remaining loan shall not exceed the quota
(2)	applied loan amount shall not exceed the remaining quota
(3)	application must be within credit term
(4)	The purpose of using the loan shall be only for current capital
(5)	The loan term shall be less than 12 months and the due day for all the loans shall be no later than April 19, 2010.
(6)	The related guarantee contract is currently in effect and shall maintain effective. In case the guarantee contact is mortgage contract, the guarantee right shall be establish and maintain effective.
(7)	The borrower has performed all legally-required procedures such as obtaining government licenses, approvals and registration and other procedures Lender may require of Borrower
(8)	There is no big change of borrower’s financial situation and operation situation after this agreement is in effect.
(9)	The borrower’s application meets all the related policy and constitution’s needs requested by lender.
(10)	The borrower conducts no default activity.

2.3 If the lender agrees to release the loan to borrower, the lender needs to stamp and sign on “Quota Utilization Application” form. The information of currency, amount, and purpose of using the quota, interest rate, loan term, releasing date, and returning date shall be base on the actual signed “Quota Utilization Application” form.

2.4 The using of quota will be monitored base on file, voucher and receipt generated during performing the contract.

2.5 If the currency shown in the application form is different from quota, Bank of Communications’ daily foreign exchange rate shall be used for calculation.

Article 3. Interest Rate and Interest Calculation

3.1. The interest shall be defined during each transaction in accordance with the lender’s interest system policy. Daily interest rate = monthly interest rate/30, monthly interest rate = annual interest rate/12

In case interest defined in the Quota Utilization Application form is fixed interest, this fixed interest rate will be used for this loan.

In case interest defined in the Quota Utilization Application form is variable interest, the variable interest rate will be used for this loan, and this rate will be adjusted in accordance with the published rate by the People’s Bank of China.

3.2 The calculation of interest

3.2.1 Regular interest= (the prescribed interest rate under this Loan Contract) x (Loan principle amount) x (actual days of use), where actual days of use is calculated from the day the Loan is issued.

3.2.2 In case the borrower fails in returning the loan on time, the penalty interest calculation depends on amount and actual overdue days. If the currency of loan is RMB, the penalty interest rate for delay of repaying the loan shall be 50% on top of interest rate; if it is foreign currency, the penalty interest rate for delay of repaying the loan shall ____ on top of interest rate from “Quota Utilization Application” form requested.

3.2.3 In case the borrower uses the loan for other purpose than intended, penalty interest calculation depends on amount and actual overdue days. If the currency of loan is RMB, the penalty interest rate for delay of repaying the loan shall be 100% on top of interest rate; if it is foreign currency, the penalty interest rate for delay of repaying the loan shall be _____ on top of interest rate from “Quota Utilization Application” form requested.

3.2.4 In case the interest rate is adjusted by the People’s Bank of China during the period when the borrower is in default activities described in the above two clauses, the penalty interest shall be adjusted accordingly. The effective date shall be the day when the rate is adjusted.

3.3 Interest rate should be calculated and paid on monthly basis. Cut off day is 20th of the each month.

**Article 4. Borrower’s declaration and guarantee

4.1	Borrower shall be legally registered enterprise which will legally exist during the loan period, and has the authority to sign and perform the obligation of this contract.

4.2	Signing and performing this agreement is borrower’s true intention, and doesn’t violate any applicable law, order and regulation.

4.3
The borrower shall make sure all the documents, financial statements and information provided are accurate, correct and complete. The borrower shall not hide any information that may affect borrower’s financial condition and capability to return the loan.

4.4
When signing this contract, the borrower shall not be the shareholder or the actual controlling party of the guarantor, as well as no plan to be the shareholder or the actual controlling party of the guarantor.

Article 5. The lender’s right and liability

5.1 The lender has right to withdraw loan principle, interest (including compound interest, overdue interest and penalty for misusing of loan); request for some related charge from borrower; perform some other rights legally.

5.2 keep confidential of borrower’s financial and operation information, unless allowed otherwise by law or other contractual conditions

Article 6. The borrower’s liability

6.1 The Borrower shall repay the principles and interest in accordance with the time, currency and amount defined in the agreement. Without lender’s written approval, the borrower is not allowed to return the loan ahead of due day.

6.2 The Borrower shall not use the loan for the other purpose other than intended as defined in the Quota Utilization Application.

**6.3 the Borrower shall bear the expenditures under this Contract. The expenditures include but not limit to notarization cost, appraisal cost, evaluation cost, registration cost and so on.

**6.4 the Borrower shall follow the procedure, including but not limited to cooperate with lender to audit the operation condition and using of loan. Borrower shall provide all the financial statements and other documents as lender requested. Borrower shall make sure all the documents provided are accurate and complete.

** 6.5 if Borrower has any occurrence or possible occurrence of the following events, borrower shall give the written notice to lender 30 days thereof in advance; and borrower shall not take any action before receiving approval from lender:

(1)	sale, give, lease, transfer, mortgage or other way to dispose of major assets;

(2)
occurrence or possible occurrence of big change of business organization, including but not limited to contract, lease, in alliance with other companies, merging, buy other companies, establish joint venture with other companies, company separation, reduce capital, change stock right,

** 6.6 the borrower shall inform lender within 7 days with written notice for following events :

(1)
Modify the constitution, change the enterprise name, change of legal representative, change of location, mailing address or Industrial and commercial registration, any decision could affect the financial situation;

(2)	The borrower apply for bankrupt or surety apply for bankrupt;

(3)	Any litigation or arbitration involved or major assets get seized

(4)	warrant for the third party and has the big effect of liability under this agreement

(5)	Sign some other agreement which could affect company’s operation and finance.

(6)	major financial entanglement, liquidation, financial conditions deterioration and Borrower goes out of business, dismissed, production is stopped, production permit is revoked or canceled

(7)	The legal representative or major manager involved in criminal charges

(8)	The difficulty of operation, financial condition become worse or any events which may affect the normal operation or cause negative impact on borrower’s liabilities in returning the loan

(9)	Any alliance deal which amount involved in the deal reaches or exceeds 10% of the audited net asset.

(10)	Before returning the full amount of loan to the Lender, the Borrower will become or has possibility to become the shareholder or actual controlling party of the guarantor..

**6.7 if any change as following affect the lender’s right, the borrower has to provide the other guarantee that lender recognize：

The “change” includes but not limited: surety stop business, dismissed,  major financial entanglement, liquidation, financial conditions deterioration and production is stopped, production permit is revoked or canceled, apply for bankrupt; material legal suit or its main assets have been put under property preservation or other orders; The financial position has undergone a material change or the value of collateral has been markedly reduced; other matters which will produce a material adverse effect on its financial position or ability to repay its debt and other events.

Article 7. Other Contractual Items

N/A

**Article 8.  Adjustment of quota and return the loan ahead of due date
The lender reserves the rights to withdraw the loan ahead of the due date by directly deduct money from borrower’s banking account should anyone of the following events happens:

(1)	The borrower can’t repay the principle and interest under this agreement
(2)	The borrower’s declaration and guarantee is not correct under the Article 4.
(3)	The borrower break the other clause under this agreement
(4)	Any events happened under clause 6.6 that may endanger the safety of the ability of returning the loan.
(5)	The borrower has default activities such as delaying in payment, and takes no corrective action after receiving warning notice from the Lender.

**Article 9. Events of Default

9.1 If borrower can’t repay the principle and interest before due day or misusing of loan, Lender will impose penalty interest and compounded interest according to the regulations of the People's Bank of China in the event that Borrower has not fully repaid the principal or interest under the Loan agreement in a timely manner.

9.2 The borrower shall pay for notarization cost, notice cost, perform cost, legal cost; travel cost and so on in case of borrower can’t repay the full amount of principle and interest on time.

9.3 If the borrower refuses the lender to monitor and inspect its operation and financial conditions, or the borrower refuses to pay the principle and interest to lender, the lender has right to notify some related governmental office and some news Media.

** Article 10 withdraw the loan

10.1 For the recovery of the principal, interest, penalty interest, compounded interest and other fees unpaid by Borrower, Borrower hereby irrevocably authorizes Lender to withdraw funds from its any account in the Bank of Communications.

10.2 After money has been withdraw from borrower’s bank account, the lender shall provide these information of withdraw account number, loan agreement number, withdraw voucher, and withdraw amount and the rest of unpaid amount to borrower.

10.3 When the total withdraw amount is not enough to pay the liability, the withdraw amount shall pay the unpaid expense first. If the overdue date less 90 days for principle and interest, the withdraw amount shall pay the interest or penalty, compound interest, then can be used for paying principle; if the overdue date more than 90 days for principle and interest, after paying for unpaid expense, then the withdraw amount can be used to pay principle first, then interest or penalty, compound interest.

10.4 if the withdraw amount has the different currency than the loan, the calculation shall base on daily foreign exchange rate of Bank of Communications.

Article 11 dispute settlement

Should any dispute concerning this Loan agreement arise, it shall be resolved under the jurisdiction of the local people's court where Lender is located. During this dispute period, the undisputed clauses shall be performed as usual.

Article 12 Other Clause

12.1 The Loan Voucher, “Quota Utilization Application” under this Loan agreement and related documents and materials confirmed by both parties are inseparable components of this Loan Agreement.

12.2 This Loan agreement shall become effective upon signature (or seal) by legal representatives or authorized representatives of both parties and upon the affixing of the official seals of both parties.

12.3 This agreement has  six originals, which are identical to each other, with each of the parties and surety party holding one copy.

Please be advised that the borrower has read the above all the articles and lender has made all the explanation to borrower as borrower request. The borrower doesn’t have any question on this agreement.

Stamp of borrower	Stamp of lender

Dongying (Jiangsu) Pharmaceutical Co., Ltd	Bank of Communications Nantong branch

Signature of Huang Lequn	Signature of Zhu Weiping

Agreement signed date: Jan. 19, 2009	Jan. 19, 2009